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                         MARSHALL & ILSLEY CORPORATION               EXHIBIT 11
                      CALCULATION OF EARNINGS PER SHARE
                        ($000's except per share data)

                                                    Three Months Ended March 31,
                                                   -----------------------------
PRIMARY                                                1994             1993
- - -------                                            ------------     ------------
Earnings:
  Net income                                           $28,174          $31,035
                                                   ============     ============
Shares:
  Weighted average number of common shares
    outstanding                                         60,391           64,469
  Additional shares relating to:
    Convertible preferred stock                          1,963            1,963
    Stock options outstanding (a)                        1,129            1,582
    Stock options exercised (c)                             31              114
                                                   ------------     ------------
Total average primary shares outstanding                63,514           68,128
                                                   ============     ============

PRIMARY EARNINGS PER SHARE                               $0.44            $0.46
                                                   ============     ============
FULLY DILUTED
- - -------------
Earnings:
  Net income                                           $28,174          $31,035
  Add: Interest on convertible notes,
    net of income tax effect                               691              713
                                                   ------------     ------------
  Total earnings as adjusted                           $28,865          $31,748
                                                   ============     ============
Shares:
  Weighted average number of common shares
    outstanding                                         60,391           64,469
  Additional shares relating to:
    Convertible preferred stock                          1,963            1,963
    Stock options outstanding (b)                        1,129            1,685
    Stock options exercised (c)                             31              114
    Assumed conversion of convertible notes              5,714            5,870
                                                   ------------     ------------
Total average fully diluted shares outstanding          69,228           74,101
                                                   ============     ============

FULLY DILUTED EARNINGS PER SHARE                         $0.42            $0.43
                                                   ============     ============

Notes:
- - ------
(a) Based on the treasury stock method using average market price.
(b) Based on the treasury stock method using period-end market price or average market price, whichever is higher.
(c) Based on the treasury stock method using market price at date of exercise.